Exhibit 99.2

VOXX (Q3 2020 Results)

January 10, 2020

Corporate Speakers:

•	Glenn Wiener; GW Communications, LLC; Owner
•	Pat Lavelle; VOXX International Corporation; President & CEO
•	Michael Stoehr; VOXX International Corporation; SVP & CFO
•	John Shalam; VOXX International Corporation; Chairman

Participants:

•	Brad Leonard; BML Capital Management, LLC; Analyst
•	Eric Landry; BML Capital Management, LLC; Analyst
•	Unidentified Participant;;

PRESENTATION

Operator^  Ladies and gentlemen, thank you for standing by, and welcome to the VOXX International's earnings call.

(Operator Instructions)

Please be advised that today's conference is being recorded.

(Operator Instructions)

I will now hand the conference over to your speaker today, Glenn Wiener, with Investor Relations.

Glenn Wiener^  Thank you, Carmen. Good morning, and welcome to VOXX International's Fiscal 2020 Third Quarter Results Conference call.

I'm here in Las Vegas with our Chairman, John Shalam; and Pat Lavelle, President and Chief Executive Officer. Today marks day four of the Consumer Electronics Show, and if you haven't already, I encourage everyone to visit the news release section of our IR website to view our product and partnership announcements, many of this will be discussed in today's call.

You can also view our earnings release, updated investor presentation and Form 10-Q on the IR site. Michael Stoehr, Senior Vice President and Chief Financial Officer of VOXX, is also on the line, dialing in from New York.

I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements, and I'd like to point you to the risk factors associated with our business, which are detailed in our Form 10-K for the period ended February 28, 2019.

I'd like to thank you all for your continued interest in VOXX. If anyone has any follow-up questions, by all means, please feel free to reach out to me after the call. And at this time, I'd like to turn the call over to Pat Lavelle. Pat?

Pat Lavelle^  Thank you, Glenn. Good morning, everyone. Let me start by wishing you all a happy New Year. As Glenn mentioned, we're here at CES and like past years, the meetings we've had at the show, and the reception to the new products introduced has been very strong.

There were also new partnerships unveiled and others that are in work, which hold great promise for the future. As for our results and our progress year-to-date, it's somewhat mixed. On the positive side, the restructuring initiatives we've executed have worked, resulting in the lower spending and far greater efficiencies throughout the company.

Our Consumer Electronics segment, backed by the continued strength of our Premium Audio product lines, delivered $9.6 million of pretax profit, a $4 million increase when comparing the three-month periods. Our Biometrics segment had $1.4 million reduction in pretax losses, $2.8 million compared to $4.2 million for the comparable three-month periods, a trend we believe will continue as new programs start and others are finalized.

With respect to Automotive, we anticipated lower OEM sales coming into the fiscal year due to lower projected car sales and certain end-of-life programs. We expect it to offset a significant portion with the start of new programs that unfortunately did not materialize due to delayed vehicle launches and program implementations. This should improve as we move into the first and second quarter of fiscal 2021.

Additionally, the segment was modestly profitable in the third quarter and year-to-date, but the lower segment results have impacted our consolidated numbers. Long term, we see our OEM business growing significantly. This is based on being selected as a Tier 1 supplier for rear-seat entertainment with one of the big three U.S. automakers.

Last quarter, I announced an award of approximately $275 million over five years with the projected launch of September 2021. We also have new business coming online with Ford and Nissan in fiscal '21 and anticipate meaningful new awards within the near-term based on programs we have bid on.

One of the more exciting developments fueling our optimism is our new partnership with Amazon to bring the Fire TV to the automotive market. Amazon recognizes our market leadership in vehicle entertainment and has chosen VOXX to be their domestic systems integrator. Together, we will deliver solutions and services that can significantly accelerate the development cycle for OEMs and bringing the Fire TV experience to the car.

As announced, we will initially be working with FCA, one of the larger global automakers in making this a reality with more OEMs anticipated as we get closer to commercialization. This is a very positive development for our Automotive business as we bring more streaming content into the vehicle, which enhances the consumer experience and drives customer satisfaction for the OEMS.

Another exciting development is a crossover between our Automotive group and the Biometrics segment. This week, we announced the collaboration agreement between EyeLock and SiriusXM. On display in our booth and throughout Las Vegas was the first prototype of the SiriusXM e-wallet that leverages EyeLock's proprietary iris biometric authentication. An e-wallet was introduced last year at CES by Sirius and Visa.

With this new agreement, EyeLock will provide the iris biometric touchless gateway that enables drivers and their passengers to use e-wallet while on-the-go and make purchases in the car. The EyeLock solution will activate and authenticate a payment through voice and touch screen commands, granting enrolled users secure access to the e-wallet, with passenger authentication taking place in under one second. In my meetings with the SiriusXM team this week, they expressed that the reception thus far has been excellent.

We also entered into an exclusive license agreement with SaveOurLovedOnes or SOLO, the developers of a patented device to prevent pediatric heat stroke in hot vehicles. With the growing number of deaths and current legislation that is gaining steam in Congress for the auto industry to address this problem, we believe the device we've demonstrated is an affordable and effective solution. We will be following up in the weeks ahead with demonstrations in D.C. with congressional sponsors of the bill and around the country with our OEM customers.

We also had a number of aftermarket announcements at CES. We expanded our advanced driver assistance programs and introduced the new Gentex mirror with streaming video capability and HomeLink Connect, which allows for the programming of cloud-based home automation devices that can be controlled from the car.

Also within the ADAS category, we announced a new partnership with Motion Intelligence, an emerging leader in driver distraction prevention technology, and VOXX will be distributing the motion intelligent app-based product to car dealers, fleets and traditional retail specialists.

Motion Intelligence is the only distracted driving device that can detect cell phones, unauthorized computers or road devices and will eliminate texting and e-mail, while allowing for navigation and phone service while a vehicle is in motion. This product can have huge safety implications and as with our security products, we are in discussions with insurance companies to incentivize the utilization of this technology. We expect to launch in the first quarter of this coming year.

ASA, our 50-50 joint venture that is reported under other, had a down quarter compared to the prior year due to a few factors that Mike will address. However, their inventory position is clean. They have completed their tariff mitigation plan to reset pricing, which will result in more historical margins moving forward and ASA is coming off their highest revenue in the company's history. We expect revenue to continue to improve and with better margins, profitability should as well.

Within our Consumer Electronics segment, we're continuing to gain traction in the sales of premium mobility, wireless and Bluetooth speakers, and the prior launches of sound bars, and our wireless earbuds have contributed to that success. New distribution partners for our premium custom installation speaker products have also led to stronger sales, a trend we believe will continue.

This year, at CES, our focus was on the personal audio and sound bar markets, growth categories that represent the way people consume media today. Our new product assortment with advanced technologies like true wireless, active noise cancellation and Dolby Atmos immersive sound will reflect this, as will the new line of headphones, which we will be launching through a partnership with McLaren Racing, which is now the official headphone and portable audio partner of the McLaren Formula One team.

Some of the other products to call out were -- that were debuted at the show, Klipsch showcased a new lineup of true wireless and over-ear headphones with active noise cancellation technology and the next evolution of true wireless smart earphones, the Klipsch's T10 and T5.

The T10 is significantly smaller and lighter than other true wireless ear phones in the market and will be available this fall. The T5 smart earphones, also available in the fall, were designed with an optimized signal boost antenna to improve Bluetooth connectivity and the travel case will hold up to an additional 24 hours of battery life.

We introduced three new sound bars, major upgrades from the prior line and similar in look to our acclaimed Reference speakers. The Klipsch Bar 54 with Dolby Atmos, works with Google Assistant, Apple Airplay 2 and Amazon Alexa. The Klipsch Bar 48 with Dolby Atmos, which can be paired wirelessly with up to three additional Klipsch speakers for 5.1 Surround Sound quality. And the Klipsch Bar 44, the smallest in the series, that provides a 3.1 sound experience and features double digital -- Dolby Digital Plus enhanced audio coding and Bluetooth connectivity. The first two speakers will be available this fall, and the Bar 44 will launch this summer.

Within our accessories lineup, we introduced Qi charging radios and clocks that will simultaneously charge cell phones, new Singsation products and a 360-degree Bluetooth speaker with charging, called Grip. All launch releases can be viewed on our website.

At this time, I'd like to turn the call over to Mike, who will go through the numbers, and then we'll come back with a few closing comments and open it up for questions. Michael?

Michael Stoehr^  Thanks, Pat. Good morning, everyone. Fiscal 2020 third quarter net sales were down $19.5 million compared to last year's third quarter. Our Automotive Electronics segment was the primary driver, down $15.1 million with the OEM business, comprising the majority for the reasons Pat discussed. Aftermarket product sales were down modestly and virtually flat, excluding satellite radio fulfillment sales.

Sales in our Consumer Electronics segment declined by $4 million compared to fiscal 2019 third quarter, primarily due to SKU rationalization programs and lower sales in Europe. This was partially offset by growth in reception products and wearables as we added a distribution of Fitbit and the new Apple products for the UHC Motion program.

Klipsch continued to build momentum and the newest product launches for sound bars and wireless ear buds are contributing to growth. Additionally, new distribution partners for the custom install marketplace favorably impacted sales.

The Biometrics segment reported a $300,000 decline in net sales, primarily due to product mix as we sold more higher dollar HBox products in last year's third quarter. And many of the programs we are working on have not contributed to P&L yet. Gross margins for fiscal 2020 third quarter were 28.6%, down 140 basis points. The decline was mostly attributable to our Automotive Electronics segment, which was down 540 basis points due to OEM sales decline, which impacted the absorption of fixed overhead costs.

Aftermarket headrest product sales also declined, which typically generate higher margins for this segment. There were two other factors contributing to Automotive -- lower Automotive margins: One, tariffs; and two, a business partner investment payment that was made in the third quarter in anticipation of a future OEM program. This program is expected to positively impact margins in the latter part of the next fiscal year.

The Consumer Electronics segment had a 30 basis point improvement year-over-year for the third quarter, driven by higher sales of Premium Audio products. The increase was partially offset by the impact of tariffs as well as lower European sales and higher European warehouse costs.

The Biometrics segment had negative gross margins due to products sent to customers for testing at no charge. The year-over-year decline was primarily due to the sale of certain inventory in fiscal 2019, which was previously written-off and contributed to higher margins in fiscal 2019 third quarter as well as higher sales of licensing fees in the prior year, which showed higher margins for this segment. Additionally, the fiscal 2020 third quarter included certain tooling and defective repair costs.

Total operating expenses of $31.3 million in fiscal 2020 third quarter declined by $1.9 million year-over-year. Selling expenses declined by approximately $800,000, principally due to headcount reduction as part of our restructuring, lower commissions and lower advertising costs and display amortization expenses. G&A expenses increased by approximately $200,000.

Note, however, we had a reimbursement of $1 million in fiscal 2019 third quarter from a favorable lawsuit. And excluding this onetime event, G&A expenses would have been down $800,000 for the comparable quarters. Engineering and technical support expenses declined by $1.3 million, again principally due to headcount reductions associated with the restructuring. We also have lower R&D expenses as several projects were completed, and we transferred some of the work that was done by outside contractors in-house.

We are continuing to lower fixed expenses and looking at areas where we can reduce our spend further without impacting our operations.

We reported other income of $4 million compared to other income of approximately $800,000 in last year's third quarter, a $3.2 million increase.

Interest and bank charges declined by approximately $400,000 as we suspended our domestic supply chain financing in the second quarter of fiscal 2020, resulting in lower fees. Equity in income of equity investees declined by approximately $700,000. There were three events, which led to lower income: One, the initial impact of the tariff duties; two, an increase in warranty costs; and three, a product recall expense. As Pat mentioned, profitability is anticipated to increase at ASA.

Additionally, we recorded a $4.1 million gain on the sale of our Pulheim, Germany real estate. On September 30, 2019, we sold this property with net proceeds of $9.5 million after transactional costs and the repayment of our outstanding mortgage. Concurrent with the sale, we entered into an operating lease arrangement with the purchaser for a small portion of the property as we are continuing to operate a sales office in Germany.

Lastly, other net declined by approximately $600,000 as we had a charge of $800,000 related to the final settlement of the working capital adjustment from our sale of Hirschmann.

We reported operating income of approximately $100,000 as compared to $5.7 million and pretax income of $4.1 million as compared to $6.5 million, a decline of $2.4 million. For the quarter, we had a tax provision of 66.6% or $2.7 million versus a tax benefit of $4.1 million last year, a $6.8 million swing.

Our net income after noncontrolling interest was $2.5 million or $0.10 a share. Impacting our tax provision is the U.S. taxation of foreign earnings nondeductibility of permanent differences, noncontrolling interest related to EyeLock LLC, and increase in valuation allowance, state and local taxes and income tax in foreign jurisdiction at various tax rates.

This resulted in net income of $1.4 million and net income attributable to VOXX of $2.5 million, when taken into account our noncontrolling interest in EyeLock in the fiscal 2020 third quarter. This compares to net income of $10.6 million and income attributable to VOXX of $12.2 million in the comparable year ago period.

Lastly, we reported adjusted EBITDA of $6 million versus $11.6 million for fiscal 2020 and fiscal 2019 third quarters, respectively, taking into account the impact of the gain on the German real estate, stock-based compensation and the final settlement of working capital adjustment associated with the Hirschmann sale.

Moving on to the balance sheet. Cash and cash equivalents as of November 30, 2019, was $32.2 million compared to $39.3 million as of August 31, 2019. The cash usage is principally based on seasonal working capital needs, stock repurchases and repayment of debt. As noted in our Form 10-Q, we had temporarily suspended our domestic supply chain financing programs as we do not need the funding.

Had we used the program, our cash balance as of November 30th would have been approximately $15 million higher. We expect improvements in quarter four. The sale of our Pulheim real estate was completed in fiscal 2020 third quarter, and other mortgages and expenses, we had available $9.5 million. We used a portion of this to lower our European debt outstanding and pay accrued Germany-related severance costs.

Our total debt position stood at $8.4 million as of November 30, down from $17.6 million as of February 28, 2019. We had no balance on our $140 million domestic credit facility, and overall our balance sheet continues to be strong and provides us with the flexibility needed to execute on our share repurchase program, fund operations and carry through our plan, as Pat discussed.

We entered into a 10b5 program, as recommended by the shareholders on the second quarter call. We set up a small program to -- as this was the new to the company. We will hold on renewing until we are out of the quiet period with no material transactions but do intend to continue to support the stock.

I'll turn the call back over to Pat for closing comments. Pat?

Pat Lavelle^  Thank you, Mike. To recap, although this year's decline in revenue is primarily in our OEM business and is no doubt alarming. Our Automotive segment is coming off a strong year. Unfortunately, the length of time to develop and launch OEM products is long and getting longer, and we are not in control of vehicle launch dates.

This year may seem like a setback. But with the selection of VOXX Automotive as a Tier 1 supplier to one of the big three U.S. automakers and the new collaboration with Amazon to develop an automotive rated Fire TV experience, this year may end up being the most transformative as we fully expect to win new programs and new awards based on these developments.

Within our Consumer Electronics segment, Klipsch has performed well, and we expect to continue to lead the market in premium loudspeakers and will also grow in the custom installation market with the new partnerships created this past year.

Additionally, with the success we've had with our sound bars and true wireless, we have the momentum to continue to expand our market share at retail in personal and home theater products. We are seeing increased sales from our market-leading reception products and expect continued growth of our wearable products in the health care space with the addition of Fitbit and the new Apple products, which were recently added to our line.

The Biometrics segment has not lived up to expectations and we know that. However, we continue to have meaningful realistic engagement, development and testing with a number of companies for our embedded solutions in health care, gaming, automotive and computing. Any one of them having the ability to bring EyeLock to profitability. We expect our perimeter access sales to improve now the testing for our new EXT and the new revision of NXT is complete, and we will continue to work to bring these opportunities to completion.

Overall, we have lowered overhead and will be innovative to bring expenses down, automating systems and ops wherever possible. We have instituted a new 10b5 program for the authorized repurchase of shares as was suggested on our last call and have modified the C-suite comp programs to be aligned with shareholders and focused incentives on the appreciation of our company's valuation.

To clear up any confusion, in my particular case, the bulk of my incentive compensation is triggered by $15 share price. We will continue to explore current divestitures and acquisitions that may improve any one of our segment's profitability.

And finally, our plan for this year includes actively marking -- marketing VOXX's story. As some of our initiatives and opportunities materialize, they will be catalysts for our shareholders.

So with that, I will open the call for questions.

QUESTIONS AND ANSWERS

Operator^  (Operator Instructions)

We have a question from the line of Brad Leonard from BML Capital Management.

Brad Leonard^  So on the auto announcements. This -- you've got the Fire TV announcement with Amazon and you've got the SiriusXM. Give me what's the time frame and the potential dollars involved in something like this?

Pat Lavelle^  The -- we announced last quarter that the program that we won with FCA was approximately $275 million over a five-year period and that's part of the Amazon program. We anticipate -- we have been on additional business, in excess of $300 million. I cannot say that we will win it, but we are confident with the position we are right now. So we believe that this collaboration with Amazon, where we actually bring whatever you watch at home into your car, is something that is going to help grow the market. The response that we've gotten at the show has been excellent.

We've had a number of different car manufacturers that we do not do business with that have come in and expressed interest. Now expressed interest, turning that into sale will take some time, but we're confident that this new collaboration will bring additional business for the Automotive group. Most likely, as you can see, the first program will start in September of 2021, it may be as early as July. So there is a lag time between the award and the development of product and the delivery of product to generate revenue.

Brad Leonard^  Okay. So on -- two more questions on that. The $275 million five-year contract, how much of that is, I mean, guaranteed?

Pat Lavelle^  Well, when you become -- nothing is guaranteed, but we are on the vehicles as the production system. So as they sell more and more vehicles, we will -- the sales will reflect that.

Brad Leonard^  Okay. So it could be a five-year $100 million deal?

Pat Lavelle^  It could be if people don't --

Brad Leonard^  If they don't order the rear-seat entertainment, and they just decided to put a tablet in their kids' hands and -- that will much fast --

Pat Lavelle^  Well, yes, that's possible. But based on what we're seeing and based on the content that will be coming in -- these programs, our Premiere rear-seat program is really not for a teenager. And yes, we know that the teenagers, in many cases, would like to use their own device. These programs are really designed for kids that are tied into baby seats, 1-year-old to 5-year-old, they need some entertainment. But as the content improves, we expect to see more of a take rate due to the fact of the richer content.

Brad Leonard^  Okay. And then on the Fire TV, are you guys the exclusive provider of this Fire TV or could somebody else come in and get a deal with Fire TV and Amazon?

Pat Lavelle^  The -- we are exclusive with the ones that -- the OEMs that have selected with us. There was an announcement the other day that Amazon is also working with Garmin and BMW but that's primarily a European operation.

Brad Leonard^  Okay. And what about the SiriusXM announcement? What is the dollar figures on this, the time line?

Pat Lavelle^  Well, this could be -- this is the potential of EyeLock. EyeLock business could be very explosive from this standpoint. This is a program that SiriusXM being the supplier that they are and the importance that they are to the OEMS. This is an e-wallet program. If anyone of the car manufacturers select to have the e-wallet program in their vehicle, let's say, Cadillac, and they decide to put this e-wallet across their entire line, we then would be on every vehicle that's produced because we're the authentication process.

So from that standpoint, depending on the number of people that work with Sirius on a program like this, it could be very explosive in terms of revenue and in terms of profitability. And from what -- the confidence we have coming out of the show was the responses that we were seeing to the system as prospective customers were being driven around the town with the system in the car, pulling up to gas pumps, putting gas in, driving away and everything being built seamlessly. So the response that we have received from the Sirius people was very, very positive.

Brad Leonard^  Okay. And where is the authentication embedded? Is it in the mirror?

Pat Lavelle^  It could be in the mirror, it could be in the visor, wherever the OEM would choose.

Brad Leonard^  Okay. I have one more question on auto, then I'll move to EyeLock. What about this refundable payment to a customer in the Auto segment that was mentioned in the press release and the 10-Q?

Pat Lavelle^  Yes. This is part of the program to get established as a business partner. And this is something that we would -- based on where we are and based on the finances of the program, this would be reimbursed at some point through the business that we have established with them.

Brad Leonard^  But if you don't win the business?

Pat Lavelle^  We've won the business. We've gotten the POs in.

Brad Leonard^  Okay. All right. On to EyeLock, last quarter, you mentioned the health care program. I didn't hear anything about that follow up.

Pat Lavelle^  Health care programs is -- we're in testing and validation at this particular point. There are machines that are being produced that we will have to put our product into to demonstrate everything is working properly. We believe that will be the case. And then we expect this to move along to production.

Brad Leonard^  Okay. What's the status of the vending machines?

Pat Lavelle^  They are out now delivering machines, and we are on those machines. And again, there are a number of test programs that they are doing with one, one very large retailer that -- so far the tests have gone very well, and you're talking about thousands of machines. If they win that business, it's going to be very positive for the EyeLock group.

Brad Leonard^  Okay. I mean, you realize that I think investors are a bit skeptical on the EyeLock. We've heard a lot of stuff about EyeLock over the years, and we are still sitting here with basically 0 revenue and $2 million to $3 million of losses on a quarterly basis. So I will --

Pat Lavelle^  Your frustration and the frustration of the shareholders is no less greater than ours. We expect that this business to materialize sooner than it has. But at this particular point with who we're working with and the volume that those companies can generate, it gives us the confidence level that iris biometric, not just ours, but iris biometrics will become the selected authentication process because; one, of its higher security than facial; and two, it does not have the political problems associated with facial where we are now starting to see pushback because of the privacy issues. The iris program is an opt-in program. So it's not something that you could be monitored anywhere.

Brad Leonard^  Okay. So how much longer do you expect to see losses? Or how much longer do you -- are you going to tolerate the losses in EyeLock?

Pat Lavelle^  It will depend on winning and getting the approval to move ahead. We -- anyone of the programs that we're working, whether be in health care, automotive, anyone of them will bring EyeLock to profitability. And depending on what we're hearing and what we're seeing from those customers that we're working with will formulate our decision.

Brad Leonard^  Okay. So a couple of other things here, strategic actions, I guess, I'll call them, what are the plans for any major strategic actions? I mean, we're sitting here nine months later from when, I think John said on the call, the line has been drawn in the sand, and the stock price is pretty much where it was.

You've taken some actions to sell off some divisions, one of them fell through. What are the plans for looking at something larger to create value? I mean, you've said many times in the past, you could sell Klipsch for more than you paid for it. If that's the case, that's significantly above the current stock price, your ASA business, while it didn't have a very good quarter here, it seems like those things are probably more onetime in nature than not.

Pat Lavelle^  Correct.

Brad Leonard^  Either one of those businesses would -- a sale of them would, I think, dramatically increase the value of the company. Now you might be left with less of a profitable business going forward in some of those divisions, but they might need to be divested as well. So what is the -- what's the appetite from John, who is, I believe, on the call and the Board, really doesn't matter the Board, John, the decision maker, I think, ultimately, of selling off one of these bigger assets that likely holds the most value?

John Shalam^  Well, this is an interesting subject. And we spend a lot of time thinking about that and reviewing our strategies. But realistically, many of these operations are becoming exciting, have tremendous potential and could become very profitable and to just divest one of them like Klipsch, for example, would weaken the rest of the structure at this moment. So we have to review, and we're open to all discussions. There are a lot of things going on that come up all the time, and we're well aware of the situation, and we're keeping in mind what would be the best possible outlook in the long term.

Brad Leonard^  Okay. Fair enough. And then lastly, on your investor outreach program. My crystal opinion is this is a waste of time. I mean, the performance of the business is going to improve the stock price and the value of the company. And going out and pitching it to investors without putting up better numbers, it's just a waste of time. So that's my two cents on that. And those are all my questions.

Pat Lavelle^  Well, our game plan -- Brad, our game plan there is, as we as we introduce and as we have positive news to report, we're going to market that story because some of the business that we have is long-term in nature. But we can extrapolate what that means to us on a go-forward basis.

And that's where -- that's where we think it would make sense for us, especially if we win contracts, where we're going to be embedded into much bigger company's product that's a story to talk about, even if that situation is a year from now or 18 months from now.

Operator^  (Operator Instructions)

And we have a question from Eric Landry with BML Capital.

Eric Landry^  I have a follow-up on the EyeLock discussion. So EyeLock inventory went from $300,000 to over $3 million in the quarter. Is there anything you can say about where that inventory is going? Or what is the plan with that inventory seems like quite an increase?

Pat Lavelle^  The inventory was originally held at VOXX and the inventory was moved back to EyeLock. That inventory, we are working on a program in India where we expect that a portion of that product to be disposed of.

Eric Landry^  Be disposed of or sold?

Pat Lavelle^  Sold, profitably sold.

Eric Landry^  Okay, good. Okay. Also the Q mentioned the cancellation of an auto program, is that -- was that in the quarter that it got canceled? Was it a leasing cancel?

Pat Lavelle^  No, no, no, it's not a cancellation of the program. It was an adjustment by one of our car manufacturers to use our remote-start product on key vehicles only, not push-to-start vehicles. And that had impacted the overall sales of that. But we -- nothing was canceled. It's just a different number of vehicles that we're going to be on. It has impacted sales negatively, but we remain in very good state. In fact, we had won their golden supply award from this maker this past year.

Eric Landry^  Okay. All right. You mentioned that EyeLock, if any one of the programs that it's working on now hits, fingers and toes crossed, that EyeLock would become breakeven to profitable. Does that include the Vicki vending machine program?

Pat Lavelle^  If Vicki was to hit some of the numbers that they are projected, yes.

Eric Landry^  Okay. All right. Well, like I said, fingers and toes crossed. Because as you know --

Pat Lavelle^  I fully understood. I fully understand everybody's skepticism, but not everyone is aware and having a conversations with the different companies that we are having. The companies of the size that we're working with would not be spending the time or money to bring a technology like this to market if they weren't serious.

Now that being said, it doesn't necessarily mean it's 100%. That is the -- that's what gives us the level of confidence that one of these programs will get finalized, and we'll start generating meaningful revenue.

Eric Landry^  I'm sorry, what gives you the confidence, Pat?

Pat Lavelle^  The fact that the larger companies we're working with in this space are working hard to bring the technology to market.

Eric Landry^  Okay.

Pat Lavelle^  So if they weren't serious, I would understand everybody's skepticism, but we see it from a different standpoint because we're working with them.

Eric Landry^  Got you. Okay. Yes. You mentioned to me just recently here, India, with regards to the EyeLock inventory, I think I read that India was working with another iris company. I think that's been in the press, correct?

Pat Lavelle^  India has a very, very active iris program in that they use iris for a lot of authentication. I believe they even use it for their social security system. There's -- they have iris already. The issue is that there are iris programs that we see are clunky, out of date and do not have the speed of recognition and imaging that ours does. And therefore, we believe we have an opportunity there, as do others.

Eric Landry^  Okay. I got you. All right. And finally, on the e-wallet, you mentioned it for an example of Cadillac. So if Cadillac were to decide to do this, they would put this on an entire line of vehicles, for instance, the Escalade -- every Escalade?

Pat Lavelle^  Yes, yes. But let me make this perfectly clear. I mean, I've only used Cadillac as an example.

Eric Landry^  Okay. No, I understand.

Pat Lavelle^  Any one of the car manufacturers that would choose to use e-wallet. Most likely, this program, if the OEM community deems it a program that they have to have, most likely, will start like most other popular options would start in the higher-end vehicles. And if you're going to have an e-wallet program -- in many cases, they -- you would make it standard along a particular trim level.

And in that case, we would be in every one of those vehicles. The potential for it to proliferate into other cars and other vehicles and other car manufacturers, based on the implementation of one large one, is -- it would be very, very possible and is a very normal course of action within the automotive space.

Eric Landry^  But the operative word there, you said was it is an option. It will be in a trim level that could be selected. It's not standard.

Pat Lavelle^  Yes.

Eric Landry^  It won't. Yes. And then last --

Pat Lavelle^  If you look back on putting a modem in a vehicle, which gives you cellular connection into the car, and originally, it was an option and now most of the high-end vehicles it's standard. So that's the way the market works.

Eric Landry^  Okay. So you said that the authentication could come either on something on the visor or the mirror?

Pat Lavelle^  Yes.

Eric Landry^  As I understand it, if it's a Gentex mirror, Gentex already has a partnership with another iris company, doesn't it?

Pat Lavelle^  Yes, they do.

Eric Landry^  Okay. So how would that work if it's in the mirror, like video?

Pat Lavelle^  Gentex is not the only manufacturer of mirrors. And depending on how the OEM wants to work, we don't have to be in the mirror. There are so many other places where we can have our screen and everything that it doesn't necessarily have to be in the mirror. Mirror is a good spot, but it's not the only spot in the vehicle.

Eric Landry^  Right. It seems to me to be the best spot, just off the top of my head. But -- so if it's in the mirror --

Pat Lavelle^  The instrument cluster is another very good spot for it because the standoff distance that we have with our product is greater than any one of the iris systems that are out there. So being in the instrument cluster would not be an issue for us.

Eric Landry^  Okay. But I just want to sort of clear up. I mean, Gentex is by far the dominant mirror supplier as far as I understand it. And so if -- so if it is in the mirror, it's not going to be in EyeLock hardware as your algorithms (inaudible)

Pat Lavelle^  No, that's not necessarily the case. In many cases, we could be a directed source because of the technology that we have, which we believe is superior because of our standoff distance. So it is not necessarily that if it's in the mirror, it belongs to any one company. And again, it's going to be the decision of the manufacturer as to where they would want to have the iris images and stuff like that.

Operator^  And our next question is from Craig Stover.

Unidentified Participant^  I think in some more detail on this 10b5 filing, like what's the -- what's been filed? What's the time line number of shares to be purchased?

Pat Lavelle^  Mike, do you want to answer that question?

Michael Stoehr^  It was filed, the program ends on January 14 that we filed for 200,000 shares.

Unidentified Participant^  So why only 200,000 shares when you're authorized for 2.4 million? I mean, last call, the way it was kind of misled that you've agreed to have 3 million shares to repurchase or authorized, and we plan to move ahead and purchase when the window opens to us? Just you buy 200,000 shares. That's nothing. Why only 200,000 shares, why not 2 million? The share price is low.

Michael Stoehr^  No, we wanted to try the program out to see how it work, was the first time that we have done it.

Unidentified Participant^  If you don't need to, you can buy 30,000 to 50,000 shares a day.

Pat Lavelle^  No, you can't. And that's -- the problem is that in most cases, we enter into quiet periods based on whether or not we're reporting our numbers, but whether or not we have anything that's material going on in the way of an acquisition, in the way of a divestiture. So we suggested on our last call that to get around those issues, maybe we should consider to look at a 10b5 program that would allow us to continue to purchase even though we may be in a quiet period.

So long as we set it up when we were not in a quiet period. So what the financial team had done this past quarter, was look to see how a program like that would work, and we started with a small program but that does not necessarily mean that it would stay that way.

Unidentified Participant^  So this program ends, what you say, January 14, that's January 14, 2020?

Michael Stoehr^  Yes.

Unidentified Participant^  All right. So do you have a plan to initiate another program and for more shares?

Michael Stoehr^  I think as I stated in our -- we stated in our remarks, as long as we're able to do it, we're going to look at it.

Unidentified Participant^  Are we committed to buy?

Michael Stoehr^  (inaudible).

Pat Lavelle^  That would not prevent us -- excuse me, Mike, that would not prevent us from -- in an open period from stepping in and buying. The 10b5 program was specifically set up to get around the issue of periods of times where we may want to buy the shares and continue to buy the shares when we were closed and could not. That does not mean that in an open period that we could decide based on whatever the share price is to buy additional shares.

Unidentified Participant^  I understand that. I'm just saying as a shareholder, it's very disappointing that that's all the shares you bought. I mean, that's not very many shares in that period. So hopefully, you've got more confidence in the stock with all these positive things going on to take out some of these -- support the price of our shares in the highest stock market in history, and we're languishing down here in the 4s.

Operator^  And this concludes our Q&A session for today. I will turn it back to management for any further remarks. .

Pat Lavelle^  Operator, we didn't end the Q&A session. So if anybody has any further questions, please open up the queue.

Operator^  (Operator Instructions)

Sir, I'm not showing any further questions in the queue.

Pat Lavelle^  Okay. All right. If there are no further questions, I want to thank you all, again wish you all a happy New Year and look forward to be reporting on some of these new projects and these new initiatives that will come out of this show. Thank you. Have a good day.

Operator^  And thank you, ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect. Have a wonderful day.